EXHIBIT 5.1

Amwest Insurance Group, Inc.
6320 Canoga Avenue, Suite 300
Woodland Hills, CA 91367

Re:           Amwest Insurance Group, Inc. -
              Form S-4 Registration Statement

Gentlemen:

                  We have acted as counsel to Amwest Insurance Group, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-4 Registration Statement No.333-00119 (the "Registration Statement") under the Securities Act of 1933, as amended, of 992,000 shares of the Company's common stock, $.01 par value (the "Shares"). The Shares are being offered to the stockholders of Condor Services, Inc. ("Condor") by the Company as consideration pursuant to the Agreement and Plan of Merger dated as of November 30, 1995, by and between the Company and Condor (the "Merger Agreement").

                  On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                            Very truly yours,



                                            GIBSON, DUNN & CRUTCHER

JKL/DMM LA960340.010/1 +